                  SHAREHOLDERS' AGREEMENT, dated as of August 1, 1997, among Federacja Sp. z o.o. ("Federation"), a company organized under the laws of Poland, ITI Media Group N.V. ("ITI Media"), a company organized under the laws of the Netherlands Antilles, and CME Media Enterprises B.V. ("CME"), CME Poland B.V. ("CME Poland") and Unidome Beheer B.V. ("Unidome"), each a company organized under the laws of the Netherlands.

                                    RECITALS

                  A. Unidome is a wholly-owned subsidiary of ITI Media and CME Poland is a wholly-owned subsidiary of CME.

                  B. Unidome and CME Poland have formed and capitalized Federation for the purpose of providing Federated Television Stations (as hereinafter defined) with certain services related to their television and media business, including (i) the creation, purchase, sale and production of television programming, (ii) the packaging and sale of advertising, and (iii) the provision of technical, legal, management and research services (the "Business").

                  C. Each of Unidome and CME Poland (each a "Shareholder," and together, the "Shareholders") holds legal and beneficial title to 50% of the capital of Federation (the "Federation Shares").


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                  D. Unidome and CME Poland have caused articles of
incorporation in the form attached as Exhibit A to be adopted as the articles of incorporation of Federation (as amended from time to time, the "Articles") and intend to amend such articles of incorporation, as promptly as practicable following the date hereof, in a manner so as to give the fullest possible effect to the provisions of this Agreement.

                  E. Unidome and CME Poland have agreed upon an initial long-term business plan relating to Federation (the "Business Plan") in the form attached as Exhibit B.

                  F. Unidome and CME Poland intend that Federation enter into television services agreements to supply programming and other services to each of TVN Sp. z o.o. and Telewizja Wisla Sp. z o.o. (such agreements, and any other television services agreement of a similar nature entered into by Federation and any Federated Television Station (as hereinafter defined), are referred to herein as "Television Services Agreements").

                  G. Unidome and CME Poland desire to set forth their agreement as to the management of Federation, transfers of Federation Shares and certain other matters relating to Federation.


                  NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                             SHAREHOLDERS' APPROVAL

                                                Federation Shareholder Agreement

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                  I.1. Fundamental Actions. None of the following actions shall be taken without the approval of the Shareholders, at a duly convened meeting of shareholders of Federation at which at least 51% of the outstanding Federation Shares is represented and voted:

                  (1) any merger, split-up, liquidation, dissolution or similar transaction by or involving Federation or any subsidiary of Federation;

                  (2) any recapitalization, capital increase or capital reduction by Federation or issuance or repurchase of (i) any equity securities of Federation, (ii) any securities convertible into or exchangeable for equity securities of Federation, or (iii) any options to acquire any of the foregoing;

                  (3) any change or deviation from the dividend policy set forth in Section 5.4 and entering into any agreement limiting the authority of the shareholders' meeting to declare and pay dividends; and

                  (4) any amendment to the Articles.

                                   ARTICLE II
                                SUPERVISORY BOARD

                  II.1. Supervisory Board. Each of CME Poland and Unidome shall have the right to appoint and remove one half of the members (each a "Director") of the Supervisory Board. The position of Chairman of the Supervisory Board shall be filled on an annual, rotating basis by a Director chosen by Unidome and CME Poland,

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respectively, with the position filled initially by a Director chosen by CME
Poland. Directors shall serve a two-year renewable term.

                  II.2. Meetings of the Supervisory Board. (a) The Supervisory Board shall meet at least once in each fiscal quarter of the Company, and otherwise when requested by any two Directors following at least 14 days' prior notice to each other Director.

                  (b) The Chairman of the Supervisory Board shall prepare and furnish to each other Director, at least ten days prior to any meeting of the Supervisory Board, an agenda for such meeting, which agenda shall include any proposed action that any Director shall request by notice to the Chairman no later than 14 days prior to such meeting. Meetings may be held by telephone conference.

                  2.3. Decisions by the Supervisory Board. None of the following actions may validly be taken by or on behalf of Federation without the prior approval of at least two Directors appointed by Unidome and at least two Directors appointed by CME Poland.

                  (1) any agreement or transaction between Federation and any Shareholder (or any Affiliate (as hereinafter defined) of such Shareholder), or any amendment thereto, other than any agreement or transaction involving aggregate payment obligations of Federation of less than US$ 50,000 or equivalent, which are entered into on arms' length terms and in the ordinary course of business;

                  (2) amendment or termination of any Television Services Agreement, or decision not to enforce any Television Services Agreement following a breach thereof by a Federated Television Station;

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                  (3) any incurrence of debt (including, without limitation, the issuance or incurrence of any guaranty or similar contingent obligation) involving, in the aggregate, in excess of US$ 1 million or equivalent, or any material waiver or amendment of any provision of any loan or other financing agreement by which Federation is bound;

                  (4) commencement or settlement by Federation of any suit, action or other proceeding outside the ordinary course of business, provided that, in the case of any suit, action or proceeding with respect to any agreement or obligation of any Shareholder or Affiliate of such Shareholder with or in favor of Federation, a majority of the Directors who were not designated by such Shareholder shall be sufficient to authorize Federation to enforce its rights under, or settle any action or proceeding with respect to, such agreement or obligation, and any such action or proceeding shall be conducted in accordance with the instruction of such Directors and provided further, that any dispute or controversy between Federation and any Shareholder or Affiliate of such Shareholder and not involving a third party, if not resolved within 30 days by the parties acting in good faith, shall be submitted to arbitration in accordance with the provisions of
         Section 6.4;

                  (5) entry by Federation into any significant business activity not related to the Business;

                  (6) entry by Federation into any joint venture, partnership or similar arrangement with any other Person (as hereinafter defined) other than television co-production arrangements and Television Services Agreements in the ordinary course of business and consistent with the then applicable business plan;


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                  (7) modification of the Business Plan and adoption or
         modification of subsequent annual business plans (but always in accordance with resolutions made by the Shareholders from time to time relating to such business plans);

                  (8) purchase, lease or other acquisition of any asset or group of related assets, in a single transaction or series of related transactions, if after giving effect thereto, Federation would have expended more than US$500,000 or equivalent on such purchases, leases or other acquisitions during the applicable fiscal year, or entered into any agreement to do the foregoing;

                  (9) sale, lease or other disposition of any asset or group of related assets of Federation, in a single transaction or series of related transactions, if after giving effect thereto, Federation would have sold, leased or otherwise disposed of assets (other than inventory) during the applicable fiscal year, having a fair market value in excess of the lesser of (i) 5% of the fair market value of the consolidated assets of Federation, or (ii) US$500,000 or equivalent, or entering into any agreement involving the foregoing;

                  (10) entering into (i) any material agreement having a term in excess of three years, or (ii) any agreement having aggregate payment obligations of Federation reasonably expected to exceed US$ 200,000 or equivalent, in either case, to the extent not constituting an agreement or transaction described in any of the preceding clauses (1), (3), (8) or (9);

                  (11) decision on any matter proposed at a meeting of the Supervisory Board that was not contained in the agenda for such meeting previously furnished

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         to each Director in accordance with Section 2.2(b); and

                  (12) the adoption or modification of any material accounting or tax principle or practice, or tax election, of Federation.

                                   ARTICLE III
                           OFFICERS; MANAGEMENT BOARD

                  III.1. Officers. (a) The executive officers of Federation shall include a General Director, a Deputy General Director, a Finance Director, a Director of Sales, a Director of Legal Affairs, a Director of Research, a Director of Administration and Personnel, and a Director of Production, Cable and Affiliates Relations. The nominees for the positions of Director of

Research, Director of Administration and Personnel and Director of Production, Cable and Affiliates Relations shall be qualified individuals appointed and removed by Unidome. If Unidome and CME Poland are unable to agree on one nominee to fill a vacancy in any such position, Unidome shall have the right to appoint the successor. The nominees for the positions of Finance Director, Deputy General Director, Director of Sales and Director of Legal Affairs shall be qualified individuals appointed and removed by CME Poland. If CME Poland and Unidome are unable to agree on a nominee to fill a vacancy in any such position, CME Poland shall have the right to appoint the successor.

                  (b) Operating budgets for each of the departments of Federation shall be developed and supervised by the respective executive officers heading such departments.

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                  (c) Having been mutually appointed by Unidome and CME Poland,
Mr. Mariusz Walter shall serve as the initial General Director pursuant to an executive services agreement approved by the parties. Any General Director may be removed from the office for Cause (as hereinafter defined) by each of Unidome and CME Poland, and in the event that either of Unidome or CME Poland shall have exercised its right to remove the General Director, the other party shall take all necessary action (including, without limitation, voting its shares and approving resolutions in support of such removal in meetings of the governing bodies of Federation) to enable such removal to proceed. Except to the extent otherwise provided in Section 3.2(a), any successor to Mr. Walter shall be appointed by mutual agreement of Unidome and CME Poland. Pending the appointment of such successor, the Deputy General Director shall serve as an interim General Director and Unidome shall be entitled to appoint an interim Deputy General Director, and the affairs of Federation shall continue to be conducted in accordance with the Business Plan (if still in effect) and the annual business then in effect.

                  (d) Nominees for all other senior management positions shall be appointed by mutual agreement of Unidome and CME Poland.

                  (e) Any banking transaction of Federation, and any transaction, or series of related transactions, involving obligations of Federation in excess of US$40,000 or equivalent, shall require the approval of the General Director and the Finance Director, provided that any such transaction shall require the approval of the

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General Director, the Deputy General Director and the Finance Director during the tenure of any interim General Director appointed in conformity with Section 3.1(c).

                  III.2. Management Board. (a) For so long as each Shareholder holds legal and beneficial title to 50% of the Federation Shares and no

Competitor of ITI (as hereinafter defined) shall be entitled to appoint, directly or indirectly, a majority of the board of directors of CME Poland, the Management Board shall consist of two members to be appointed and removed by Unidome and three members to be appointed and removed by CME Poland. In the event that any Competitor of ITI shall be entitled to appoint, directly or indirectly, a majority of the board of directors of CME Poland, then (i) the Management Board shall consist of two members to be appointed and removed by Unidome and two members to be appointed and removed by CME Poland, and (ii) thereafter, Unidome shall be entitled to appoint and remove the General Director. The General Director, Deputy General Director and Finance Director shall be the members of the Management Board at all times.

                  (b) The Management Board shall have an authority to act in all matters not otherwise reserved, either by virtue of this Agreement, the Articles or applicable Polish laws, to the Supervisory Board or the Shareholders. Two members of the Management Board, one designated by Unidome and one designated by CME Poland, acting jointly, shall have the power to represent Federation in dealings with third parties.

                  (c) The Management Board shall meet and take its decisions in the manner provided in its regulations, which shall be adopted by decision of the Supervisory Board taken with the approval of at least two Directors chosen by Unidome and two Directors chosen by CME Poland as soon as practicable after the date of this Agreement and in any event within 120 days hereof.

                                                Federation Shareholder Agreement

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                                   ARTICLE IV
                         TRANSFERS OF FEDERATION SHARES

                  IV.1. Restrictions on Transfer of the Federation Shares. (a) Neither of Unidome nor CME Poland may Transfer (as hereinafter defined) any Federation Shares to any Person, without the prior written consent of the other party, which consent may be withheld in such other party's sole and absolute discretion, except:

         (i) in a Transfer of all Federation Shares owned by it to a Permitted Transferee (as hereinafter defined) in which event, and after such Permitted Transferee shall have delivered a notice in appropriate form to Federation, agreeing to be bound by the provisions of this Agreement, such Permitted Transferee shall be considered a Shareholder hereunder,

         (ii) following the fifth anniversary of the date of establishment of Federation, in a Transfer of all (but not less than all) of the Federation Shares owned by it, in compliance with the procedures set forth in clause (b) of this Section 4.1, and

         (iii) following the fifth anniversary of the date of establishment of Federation, in a Transfer of less than all of the Federation Shares owned by it , in compliance with the procedures set forth in clause (c) of this Section 4.1.


                  (b) Following the fifth anniversary of the date of establishment of Federation, in the event that either of Unidome and CME Poland (or a Permitted Transferee of either of them) (for purposes of this Section 4.1, a "Transferring Shareholder") wishes to Transfer all (but not less than all) of the Federation Shares owned by it, it shall deliver a notice (a "Transfer Offer") to the other party (the "Offeree") setting forth a price at which it is willing to sell such Federation Shares and the name of

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any third party purchaser, if any, from whom it has received an indication of interest in purchasing such Federation Shares, whereupon the Offeree shall be entitled to elect, by delivering a notice (a "Response Notice") to the Transferring Shareholder, within 45 days of delivery of such Transfer Offer: (i) to purchase from the Transferring Shareholder all of such Federation Shares for cash at the price specified in such Transfer Offer, or (ii) to sell to the Transferring Shareholder all of such Federation Shares at such price. Each of Unidome and CME Poland agrees that, in the event that it shall have delivered a Transfer Offer, in proper form, to the other party:

                  (x) in the event that it receives a timely Response Notice indicating that the Offeree has elected to purchase all of such Federation Shares, it shall sell and deliver all such Federation Shares to the Offeree, accompanied by all instruments, stock powers, transfer stamps and other documents necessary to transfer full legal and beneficial ownership of such Federation Shares to the Offeree, free and clear of all Liens, against payment by the Offeree of the purchase price therefor, by wire transfer to it in cash in immediately available funds, at a closing to be held on a date agreed with the Offeree (but in no event later than 60 days following the date of delivery of such Response Notice),

                  (y) in the event that it receives a timely Response Notice indicating that the Offeree has elected to sell to it all of such Federation Shares owned by the Offeree, it shall pay to the Offeree the purchase price specified in such Transfer Offer, by wire transfer to the Offeree of cash in immediately available funds, against delivery to it by the Offeree of all such Federation Shares, accompanied by all instruments, stock powers, transfer stamps and other documents necessary to transfer to it full legal and beneficial ownership of such Federation Shares, free

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         and clear of all Liens, at a closing to be held on a date agreed with the Offeree (but in no event later than 60 days following the date of delivery of such Response Notice),


                  (z) in the event that either (p) the Offeree shall not have delivered to it a Response Notice within 45 days following the date of delivery of such Transfer Offer, (q) it receives a Response Notice that fails to indicate whether the Offeree has elected either to buy or to sell all of such Federation Shares, or (r) following delivery of a Response Notice in which the Offeree has elected to buy all of such Federation Shares, the Offeree shall not have participated in a closing on or prior to a date that is not later than 60 days following the date of delivery of such Response Notice, it shall be entitled to sell to the third party specified in the Transfer Offer for cash all (but not less than all) of the Federation Shares owned by it at the same price and on the same terms specified in the Transfer Offer, provided that if the sale to such third party has not been completed within 150 days following the date of delivery of such Transfer Offer, it shall not be permitted to Transfer Federation Shares without again complying with this Section 4.1.

                  (c) Following the fifth anniversary of the date of establishment of Federation, in the event that a Transferring Shareholder desires to Transfer less than all of the Federation Shares owned by it to a third party, such Transferring Shareholder shall deliver a notice (a "Refusal Notice") to the Offeree setting forth the identity of such third party and the price at which such Transferring Shareholder is willing to sell such number of Federation Shares, whereupon the Offeree shall be entitled to elect, by delivering a notice (a "Refusal Response") to the Transferring Shareholder within 45 days of delivery of the Refusal Notice: (i) to consent to the Transfer of such number of Federation Shares

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to such third party, or (ii) to purchase from the Transferring Shareholder such number of Federation Shares at the same price and on the same terms as specified in the Refusal Notice. Each of Unidome and CME Poland agrees that, in the event that it shall have delivered a Refusal Notice, in proper form, to the other party:

                  (m) in the event that it receives a timely Refusal Response indicating that the Offeree has elected to purchase the Federation Shares specified in the Refusal Notice, it shall sell and deliver such Federation Shares to the Offeree, accompanied by all instruments, stock powers, transfer stamps and other documents necessary to transfer full legal and beneficial ownership of such Federation Shares to the Offeree, free and clear of all Liens, against payment by the Offeree of the purchase price therefor, by wire transfer to it in cash in immediately available funds, at a closing to be held on a date agreed with the Offeree (but in no event later than 60 days following the date of delivery of such Refusal Response Notice), and

                   (n) in the event that either (s) the Offeree shall have delivered to it a Refusal Response consenting to the Transfer referred to in such Refusal Notice, (t) the Offeree shall not have delivered to it a Refusal Response within 45 days following delivery of such Refusal

         Notice, or (u) following delivery to it of a Refusal Response in which the Offeree has elected to purchase the number of Federation Shares specified in such Refusal Notice, the Offeree shall not have participated in a closing on or prior to a date that is not later than 60 days following the date of delivery of such Refusal Response, it shall be entitled to sell such number of Federation Shares to the third party specified in such Refusal Notice for cash, at the same price and on the same terms specified in such Refusal Notice, provided that if the sale to such third party has not been completed within

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         150 days following the date of delivery of such Refusal Notice, it shall not be permitted to Transfer Federation Shares without again complying with this Section 4.1.

                  (d) To the fullest extent of its powers under applicable law, Federation shall refuse to recognize any Transfer of Federation Shares in violation of this Agreement.

                  IV.2. Notation of Transfer Restrictions. Each of Unidome and CME Poland shall cause appropriate notations and entries to be made in Federation's share registry and the Articles to reflect that the Federation Shares are subject to transfer restrictions contained in this Agreement.

                                    ARTICLE V
                        CERTAIN COVENANTS AND AGREEMENTS

                  V.1. Books and Records; Inspection. (a) The Shareholders shall cause Federation to keep true and accurate accounting books and records of all operations. In addition to any other books and records as may be required under Polish law, books and records for Federation shall be kept in English and in U.S. Dollars and in accordance with the standards of U.S. GAAP (as hereinafter defined) and the International Accounting Standards Committee, in each case applied on a consistent basis.

                  (b) Each Shareholder and its authorized representatives (including its internal and independent auditors) shall be permitted the equal opportunity to (i) visit and inspect any of the properties and assets of Federation, (ii) inspect any books and records of Federation, and make copies and take extracts therefrom, and (iii) discuss the affairs,

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finances and accounts of Federation with Federation's officers and independent auditors (and Federation shall authorize its independent auditors to discuss with CME Poland and Unidome and such representatives the affairs, finances and accounts of Federation), all at such reasonable times and as often as may be reasonably requested.


                  (c) The Shareholders shall cause Federation to deliver to each of ITI Media and CME (i) as soon as practicable, but not later than 45 days following the end of each fiscal year, consolidated annual financial statements audited by an internationally recognized accounting firm selected by the Shareholders; (ii) as soon as practicable, but not later than 25 days following the end of each fiscal quarter, quarterly unaudited financial statements of Federation reviewed by an internationally recognized accounting firm selected by CME; and (iii) not later than 10 days following the end of each month, monthly financial reports as required by Polish laws and regulations. The financial statements referred to above shall be prepared in accordance with standards applied on a consistent basis, and, in the case of the Financial Statements referred to in (i) and (ii) above, shall be prepared in accordance with the standards of U.S. GAAP and the International Accounting Standards Committee, and shall also be suitable for filing with appropriate regulatory and tax authorities.

                  (d) The Shareholders shall cause Federation to deliver to any Shareholder, at the request of such Shareholder, such information as may be reasonably requested to enable such Shareholder or its Affiliates to comply with applicable tax filing requirements, and for other legitimate purposes related to taxes. In the case of any withholding taxes on payments to CME Poland or Unidome, the Shareholders shall cause Federation to furnish promptly official tax receipts evidencing such withholding in respect of such payments.

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                  (e) CME Poland (or its representative) shall be entitled to prepare all U.S. tax filings in connection with Federation, and CME Poland shall be the "Tax Matters Partner" of Federation for U.S. tax purposes.

                  V.2. Continued Ownership. (a) For as long as each of Unidome and CME Poland owns any Federation Shares, neither ITI Media nor CME shall Transfer the shares of capital stock of Unidome or CME Poland, respectively, that are owned by it or allow Unidome or CME Poland, respectively, as the case may be, to Transfer to any Person any shares of its own capital stock (or, if Unidome or CME Poland shall have transferred the shares of Federation owned by it to a Permitted Transferee, allow such Permitted Transferee to Transfer to any Person any shares of its own capital stock), or Transfer securities or other instruments convertible into, or exchangeable or exercisable for, shares of such capital stock, or rights to purchase such capital stock or any other rights, voting or otherwise, applicable thereto except:

         i. by pledge to a financial institution as security for financing from such institution, provided that such institution agrees in advance in writing to be bound by the terms of this Section 5.2;

         ii. if, after giving effect to such Transfer, ITI Media or CME, as the case may be, shall continue to own more than 50% of the outstanding capital stock of Unidome or CME Poland, respectively, as the case may be (or any Permitted Transferee thereof); or


         iii. in a Control Transfer (as hereinafter defined) for cash in compliance with clause (b) of this Section 5.2.

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For purposes of this Section 5.2, a "Control Transfer" shall mean any Transfer of the shares of capital stock of Unidome or CME Poland (or of the capital stock of any Permitted Transferee of either of them that owns Federation Shares), including any Transfer by a financial institution following foreclosure upon a pledge of such capital stock, if, after giving effect to such Transfer, ITI Media or CME, as the case may be, would not own, directly or indirectly, at least 50% of the outstanding capital stock of Unidome or CME Poland (or of any Permitted Transferee of either of them), respectively.

                  (b) In the event that either of ITI Media or CME desires to make a Control Transfer for cash to a third party, it shall provide written notice (a "Control Transfer Notice") to the other party (the "Parent Offeree") in advance of such Control Transfer, specifying in detail the identity of such third party and the price and other terms of the transaction. The Parent Offeree shall then be entitled to elect, by delivering notice to the transferring party within 45 days of delivery of the Control Transfer Notice, to purchase all (but not less than all) of the shares that are the subject of such Control Transfer at the lesser of (i) fair market value and (ii) the price being offered to such third party. If the Parent Offeree shall not have delivered such notice within such 45-day period, the transferring party shall be entitled to Transfer to such third party all (but not less than all) of such shares, provided that if the Transfer to such third party shall not have been completed within 120 days of the delivery of the Control Transfer Offer, the transferring party shall not be permitted to Transfer such shares without again complying with this Section 5.2(b).

                  (c) For purposes of this Section 5.2, if it is necessary to determine the fair market value of any shares of capital stock, such fair market value shall be determined by KPMG Peat Marwick, or if KPMG Peat Marwick is not considered by either of

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Unidome or CME Poland to be an appropriate firm to conduct such determination, due to a conflict of interest involving one or more of the parties hereto (or any of their respective Affiliates), then the parties shall endeavor to agree upon another public accounting firm of recognized international standing (any such firm, a "Valuation Firm") to conduct such valuation. In the event that CME Poland and Unidome cannot agree upon a single Valuation Firm before the expiry of such 45-day period, each of them shall be entitled to appoint a Valuation Firm and such two firms shall agree upon a third Valuation Firm to conduct such valuation. The two resulting appraisals which are closest in value to one another shall be averaged to determine such fair market value. In the event that either CME Poland or Unidome shall not have appointed a Valuation Firm within 30 days following the expiry of such 45-day period, the determination of fair market value prepared by the Valuation Firm selected by the other party shall be binding upon the parties.

                  V.3. Covenant of ITI Media. ITI Media shall not, and shall procure that none of its Affiliates shall, prepare financial statements under or in accordance with U.S. GAAP, for so long as (i) no Competitor of ITI (as hereinafter defined) shall be entitled to appoint, directly or indirectly, a majority of the board of

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directors of CME Poland, and (ii) CME and its Affiliates continue to own at least 50% of the capital of Federation.

                  V.4. Dividend Policy. The Shareholders agree that it shall be the policy of Federation to declare and pay dividends to the maximum extent possible, subject to any legal or contractual restrictions on dividends and to the Business Plan and any subsequent annual business plan, provided that, notwithstanding the foregoing, no dividends or other distributions to Shareholders shall be declared or paid by Federation at any time if, at such time, any balance (including principal and accrued interest) is owed to any Shareholder on account of shareholder loans extended to Federation or any Joint Company.

                  V.5. Public Announcements. Except as required by law, without the prior written consent of the other party, neither Unidome nor CME Poland shall, and each shall cause its respective Affiliates and Federation not to, issue any press release or public statement with respect to this Agreement, any other agreements entered into by the parties with or relating to Federation or the business and affairs of Federation; provided that nothing herein shall prohibit any party from making required disclosures to its shareholders or to regulatory authorities. If any party is required by law to issue a press release or other public statement relating to the foregoing matters, it shall deliver prior notice to the other party of such requirement and of the disclosure proposed to be made.

                  V.6. Further Assurances. Each of CME, CME Poland, ITI Media and Unidome will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances (including, without limitation, as may be related to the finalization of amendments to the Articles and the

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completion of any matters concerning corporate records) as may from time to time be reasonably requested by ITI Media, Unidome, CME or CME Poland, as the case may be, in order to carry out the intent and purposes of the Agreement and the transactions contemplated hereby.


                                   ARTICLE VI
                                  MISCELLANEOUS

                  VI.1. Definitions. In this Agreement, the following terms, not defined elsewhere in the text hereof, shall have the following respective meanings:

                  "Affiliate" means, with regard to any Person, any other Person who individually or as a part of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, controls, is controlled by or under common control with, such Person.

                  "Agreement" means this Shareholders' Agreement, including any exhibits and schedules hereto, as it may be supplemented or amended from time to time in accordance with its terms.

                  "Cause" means, with respect to any individual Person, (i) conduct adverse to the interests of Federation or the Federated Television Stations, (ii) conduct involving moral turpitude, or (iii) an inability of such Person to discharge duties for 120 or more consecutive days.

                  "Competitor of ITI" means any Person, other than CME, any consolidated subsidiary of CME, ITI Holdings S.A. or any Affiliate of ITI Holdings

                                                Federation Shareholder Agreement

S.A., engaged in the ownership, operation or management of television stations.

                  "Control" means the possession of the power, directly or indirectly, to direct the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise (which power shall be deemed to exist upon the ownership of more than 50% of any class of voting securities or equity interest in such Person).

                  "Federated Television Station" means any television station delivering or distributing television programming in Poland, whether by means of terrestrial broadcasting, cable, satellite transmission or otherwise, with which Federation has entered into one or more Television Services Agreements.

                  "Permitted Transferee" means, with respect to any Shareholder:
(i) any direct or indirect wholly-owned subsidiary of such Shareholder, (ii) any Person of which such Shareholder is the direct or indirect wholly-owned subsidiary, or (iii) any Person which is a direct or indirect wholly-owned subsidiary of a Person of which such Shareholder is the direct or indirect wholly-owned subsidiary.

                  "Person" means an individual, corporation, partnership, trust or other entity, including a governmental or political subdivision or an agency or an instrumentality thereof.


                  "Transfer" means any sale, transfer, assignment, pledge, mortgage, hypothecation or other disposition, whether effected directly or indirectly.

                  "US$" means United States Dollars.

                                                Federation Shareholder Agreement

                  "U.S. GAAP" means the accounting principles generally accepted from time to time in the United States.

                  VI.2. Termination. This Agreement shall remain in effect until terminated (a) by mutual agreement of Unidome and CME Poland, (b) by delivery of notice by CME Poland to any other Shareholders, in the event that Unidome (or a Permitted Transferee thereof) ceases to be a Shareholder, or (c) by delivery of notice by Unidome to any other Shareholders, in the event that CME Poland (or a Permitted Transferee thereof) ceases to be a Shareholder.

                  VI.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law rules thereof.

                  VI.4. Arbitration. (a) General. Any controversy or claim arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration. The arbitration shall be held in London, England and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Rules of the London Court of International Arbitration in effect at the time of the arbitration. The arbitration shall be conducted in the English language. The arbitration proceedings, all documents and all testimony, written or oral, produced in connection therewith, and the arbitration award shall be confidential.

                  (b) Selection of the Arbitrators. The arbitration panel shall consist of three arbitrators, each of whom shall be a practicing attorney or a professor of law. The party initiating arbitration (the "Claimant") shall appoint its arbitrator in its demand (the "Demand"). The other party (the "Respondent") shall appoint its

                                                Federation Shareholder Agreement
arbitrator within 30 days of receipt of the Demand (whether the Demand is received from the Claimant or from the London Court of International Arbitration) and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 30-day period, the arbitrator named in the Demand shall decide the controversy or claim as a sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the Claimant and Respondent have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of the appointment of the third arbitrator. If the two arbitrators appointed by the parties fail or are unable so to appoint a third arbitrator and so notify the parties, either party may request the London Court of International Arbitration to appoint the third arbitrator. The London Court of International Arbitration shall appoint the third arbitrator within 30 days after such request and shall notify the parties of the appointment. The third arbitrator shall act as Chairman of the panel.

                  If there are more than two parties to a dispute, each party shall propose to the other parties by notice the names of one or more persons, one or more of whom would serve as an arbitrator. If the parties are unable to agree on all three arbitrators within thirty days of the first notice given under the preceding sentence, then the remaining arbitrators shall be appointed by the London Court of International Arbitration.

                  (c) Interim Orders. In addition to the authority conferred on the arbitrators by the Rules of the London Court of International Arbitration and by law, the arbitrators shall have the authority to order such discovery and production of documents, including the deposition of party witnesses, and to make such orders for

                                                Federation Shareholder Agreement
interim relief, including injunctive relief, as they deem just and equitable.

                  (d) The Award. The arbitral award may grant any relief available under the applicable law, including, without limitation, specific performance. The arbitral award shall state the reasons for the award and relief granted, shall be final and binding on the parties to the arbitration, and may include an award of costs, including reasonable attorneys' fees and disbursements.

                  (e) Specific Enforcement. The foregoing agreement to arbitrate shall be specifically enforceable.

                  (f) No Appeal. The parties expressly agree that leave to appeal under section 1(3)(b) of the United Kingdom Arbitration Act 1979 (the "1979 Act"), or under section 69 of the Arbitration Act 1996 (the "1996 Act") may not be sought with respect to any question of law arising from an award, nor application made under section 1(5)(b) of the 1976 Act with respect to any award, nor application made under section 2(1)(a) of the 1979 Act or section 45 of the 1996 Act with respect to any question of law.

                  VI.5. Amendment, Assignment, etc. Neither this Agreement nor any term hereof may be amended, changed, waived, discharged or terminated, except by an instrument in writing, signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought. This Agreement shall be binding upon the respective successors and permitted assigns of the parties hereto. This Agreement shall not be assignable or otherwise transferable by a party without the prior written consent of the other parties hereto and any attempt to so assign or transfer this Agreement without such consent shall be void and of no effect.


                                                Federation Shareholder Agreement

                  VI.6. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed validly given when received and may be given by hand delivery, telecopy or courier mail:

                  (a)      if to Federation, at:

                           Powsinska 4
                           02-920 Warsaw
                           Poland
                           telecopy number:  011-48-22-640-4423

                  (b)      if to ITI Media, at:

                           Landhuis Joonchi
                           Kaya Richard J. Beaujon z/r
                           Curacao
                           Netherlands Antilles

                           with a copy to:
                           ITI Management Ltd.
                           Beustweg 12
                           8032 Zurich
                           Switzerland
                           telecopy number:  011-41-1-258-8888

                                                Federation Shareholder Agreement

                  (c)      if to Unidome, at:

                           De Roelelaau 7
                           1083 HJ Amsterdam
                           The Netherlands

                           with a copy to:
                           ITI Management Ltd.
                           Beustweg 12
                           8032 Zurich
                           Switzerland
                           telecopy number:  011-41-1-258-8888

                  (d)      if to CME and/or CME Poland, at:

                           18 D'Arblay Street
                           London W1V 3FP
                           England
                           Attention:  Legal Department

                           telecopy number:  011-44-171-292-7948
                           with a copy to:
                           Louis Begley
                           c/o Debevoise & Plimpton
                           875 Third Avenue
                           New York, NY  10022

                                                Federation Shareholder Agreement
                           telecopy number: (212) 909-6836

or at such other address and telecopy number as CME, CME Poland, ITI Media or Unidome may designate by written notice to the other Shareholders; and if to any other Shareholder, at such address and telecopy number as such Shareholder may designate by written notice to the other Shareholders.

                  VI.7. Survival of Representations and Warranties. All representations and warranties contained or incorporated in this Agreement or made in writing by or on behalf of any Shareholder in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement.

                  VI.8. Expenses. Except as otherwise specifically provided in this Agreement, or as otherwise agreed by the parties, each party hereto shall pay all its own costs and expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees and disbursements.

                  VI.9. Severability; Invalidity. (a) If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

                                                Federation Shareholder Agreement

                  (b) If any provision of the Articles is at any time in conflict with any of the provisions of this Agreement, the parties shall exercise all voting and other rights and powers available to them as stockholders and otherwise so as to give effect to the provisions of this Agreement and shall further, if necessary, procure any required amendment of the Articles. Without limiting the generality of the foregoing, the Shareholders shall take all actions necessary to cause the Articles to be at all times consistent with, and to give full affect to, the provisions of this Agreement and shall vote their shares and take all other reasonable measures to cause such amendment to be filed with and approved by the appropriate governmental authority in Poland as soon as practicable following the date of this Agreement.


                  VI.10. Authority of Shareholders Limited. Except as expressly set forth herein, none of the Shareholders shall have any authority to represent or to bind the other Shareholders in any manner whatsoever, and each Shareholder shall be solely responsible and liable for its own acts.

                  VI.11. No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

                  VI.12. Translation. This Agreement has been concluded in the English language and in the event of any inconsistency between the original English version and any translation, such English version shall govern.

                  VI.13. Integration; Section Headings; Counterparts; etc.This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the entire agreement of the parties relating to the

                                                Federation Shareholder Agreement
subject matter hereof and supersede any and all prior agreements, arrangements and understandings relating thereto. The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                            ITI MEDIA GROUP N.V.


                                             By
                                               -----------------------------
                                              Name:
                                              Title:


                                            UNIDOME BEHEER B.V.


                                             By
                                               -----------------------------
                                              Name:
                                              Title:


                                            CME MEDIA ENTERPRISES B.V.



                                             By
                                               -----------------------------
                                              Name:
                                              Title:

                                            CME POLAND B.V.


                                                Federation Shareholder Agreement

                                             By
                                               -----------------------------
                                              Name:
                                              Title:


                                            FEDERACJA SP. Z O.O.


                                             By
                                               -----------------------------
                                              Name:
                                              Title: